Friday May 3, 9:00 Eastern Time

Source: Sheet Metal Workers' International Association

     Sheet Metal Workers International Call on Comfort Systems to Drop Arthur Andersen as Auditor


The Sheet Metal Workers' International Association has asked Comfort Systems USA (NYSE: FIX - news) to drop Arthur Andersen as its auditor. The action is needed not simply because of Andersen's well-known problems with such companies as Enron and Waste Management, but because of the fundamentally conflicting roles played by Andersen and by former Andersen employees within Comfort Systems.

First, Andersen has preformed both audit and non-audit services for Comfort Systems. In the last two years, the company has paid Anderson $1.48 million in audit fees and $1.19 million in non-audit fees. Many experts believe such dual roles are an inherent conflict and they recommend using different firms for audit and non-audit services.

Second, both chief financial officer Gordie Beittenmiller and company founder and board member Steven Harter previously worked for Andersen. Indeed, an investigative report in the March 17, 2002 Chicago Tribune stated that at least 27 different former Andersen employees served as directors or top executives in the seven roll-ups founded by Harter' s firm Notre Capital in the three years beginning in June 1995. In every case, Andersen was also chosen to serve as the auditor, typically from the Houston office. Three of these seven companies have since filed for bankruptcy.

Third, Andersen was also not chosen by a truly independent audit committee because Comfort Systems allows Steven Harter to serve as one of the three members of the committee. While Harter meets the NYSE definition of independent, shareholders should question whether the founder of the company is a fully independent member of the board of directors.

Comfort Systems' proxy, filed April 15, 2002, stated that the company is reviewing its choice of auditors in light of Andersen's problems. However, the company states that it has not excluded the possibility of continuing to use Andersen. We believe shareholders will be better served by a commitment now to hire a new auditor.

Comfort Systems USA is a leading provider of commercial/industrial heating, ventilation and air conditioning services.

The Sheet Metal Workers' International Association represents over 150,000 members in the sheet metal industry.

Contact: Allen Smith, SMWIA, 202-662-0812



NOTE TO EDGAR FILING ONLY:

     The foregoing release is not intended to influence voting of proxies and is not being sent directly to shareholders. It is filed on Edgar solely as a precaution, without waiving SMWIA's position that it does not constitute proxy soliciting materials.